Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Director, Investor Relations The Cooper Companies, Inc. ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

COOPER COMPANIES’ WOMEN’S HEALTHCARE UNIT ACQUIRES PRODUCT LINE FROM

AMERICAN MEDICAL SYSTEMS

PLEASANTON, Calif., Feb. 16, 2010 – The Cooper Companies, Inc. (NYSE:COO) today announced that CooperSurgical, its women’s healthcare unit, has acquired the Her Option® Global Endometrial Ablation product line from American Medical Systems Holdings, Inc. (Nasdaq:AMMD).

Cooper paid approx. $20.5 million in cash for the product line which had revenue of approx. $10 million over the last year. Cooper expects the acquisition to be neutral to its fiscal 2010 consolidated earnings excluding transaction costs.

Commenting on the acquisition, Cooper’s president and chief executive officer Robert S. Weiss said, “The Her Option product line is very well-regarded and fits perfectly with CooperSurgical’s core strength of bringing premier products to the OB/GYN office space.”

Her Option is an FDA approved treatment for women suffering from excessive menstrual bleeding who wish to avoid a hysterectomy. It is ideal for office-based therapy as it requires minimal anesthesia and provides for nominal patient discomfort.

ABOUT THE COOPER COMPANIES, INC.

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week, and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; and Hamble and Hampshire, UK.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, Pasadena, CA, and Stafford, TX.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

American Medical Systems (www.americanmedicalsystems.com), headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor repair and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 335,000 patients in 2009.

FORWARD LOOKING STATEMENTS

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, CooperVision’s manufacturing restructuring plan and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the Company’s failure to realize anticipated savings, or its incurrence of unexpected costs, from CooperVision’s manufacturing restructuring plan; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters, CooperVision’s manufacturing restructuring plan or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel and other hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation, including the risk of an adverse decision or settlement related to claims involving our securities class action and derivative litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

COO-G

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